Exhibit 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

June 23, 2006

Board of Directors / General Steel Holdings Inc.

Re: Registration Statement on Form S-1

Gentlemen:

You have requested my opinion as to the legality of the prior issuance of 1,176,665 shares and issuance of up to 2,353,330 shares upon exercise of outstanding Class A and Class B common stock purchase warrants (the “Shares”) by General Steel Holdings Inc., (the "Corporation") pursuant to a Registration Statement on Form S-1 (the "Registration Statement") to be filed on or about June xx, 2006

Pursuant to your request I have reviewed and examined:

(1) The Articles of Incorporation of the Corporation, as amended (the "Articles");

(2) The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

(3) Certain resolutions of the Board of Directors of the Corporation;

(4) The Registration Statement; and

(5) Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, I am of the opinion that the Shares, issued or if issued upon exercise of outstanding stock purchase warrants as described in the Registration Statement are or will have been duly authorized, legally issued, fully paid and non-assessable.

This opinion is furnished by me as counsel to the Corporation and is solely for your benefit and for reliance upon by the selling security holders and investors purchasing pursuant to the registration statement. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without my prior written consent.

Notwithstanding the above, I consent to the use of this opinion in the Registration Statement.

Very truly yours,

/s/
Dennis Brovarone